Supplement dated July 1, 2024 to the Prospectus Dated Dec. 29, 2023
Product Name	Prospectus Form #
RiverSource® Structured Solutions 2SM annuity	PRO9119_12_B01 (12/23)
The information in this supplement updates and amends certain information contained in the prospectus referenced above and supersedes supplements dated 1/8/2024, 2/12/2024 and 3/11/2024. Please read it carefully and keep it with your product prospectus for future reference. Except as modified in this supplement, all other terms and information contained in the prospectus remain in effect and unchanged.
Effective 7/1/2024, “Appendix A: State Variation” section in the prospectus is replaced entirely with the following:
Appendix A: State Variations
The following information is a summary of the states where RiverSource Structured Solutions 2 annuity contracts or certain features and/or benefits vary from the Contract’s features and benefits as previously described in this prospectus. Certain provisions of the Contract may be different from the general description in this prospectus due to variations required by a state. The state in which your Contract is issued governs whether certain options are available or will vary under Your Contract. Any state variations will be included in Your Contract or endorsements attached to Your Contract.
State	Feature or Benefit	Variations or Availability
Arizona	Purchase – Right to Examine and Cancel
If You are 65 years of age or older on the
Contract date or Your Contract is a
replacement of another insurance or annuity
contract, You may return the Contract within
30 days from the date You received it.

Connecticut	Purchase – Right to Examine and Cancel	If Your Contract is a replacement of another insurance or annuity contract, You may return the Contract within 10 days from the date You received it.
Delaware	Purchase – Right to Examine and Cancel
If Your Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 20 days from the
date You received it.
If Your Contract is a replacement of another
insurance or annuity contract, upon
cancellation We will refund all purchase
payments which You have paid less any
payments We have made to You.

District of Columbia	Purchase – Right to Examine and Cancel
If Your Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 10 days from the
date You received it.

If You cancel a non-IRA contract, upon such
cancellation We will refund all purchase
payments which You have paid less any
payments We have made to You.

Florida	Purchase – Right to Examine and Cancel
You may return the Contract within 21 days
from the date You received it. If Your
Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 21 days from the
date You received it.

Surrender Charge
If the Owner on the Contract Date is age 65
or older on that date, the Surrender Charge
applied to a full surrender or to any partial
surrender is subject to a maximum of 10%
of the amount surrendered.

State	Feature or Benefit	Variations or Availability
Georgia	Purchase – Right to Examine and Cancel	If Your Contract is a replacement of another insurance or annuity contract, You may return the Contract within 10 days from the date You received it.
Idaho	Purchase – Right to Examine and Cancel
You may return the Contract within 20 days
from the date You received it. If Your
Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 20 days from the
date You received it.

Illinois	Purchase – Right to Examine and Cancel	If Your Contract is a replacement of another insurance or annuity contract, You may return the Contract within 20 days from the date You received it.
Indiana	Purchase – Right to Examine and Cancel	If Your Contract is a replacement of another insurance or annuity contract, You may return the Contract within 20 days from the date You received it.
Kansas	Purchase – Right to Examine and Cancel	If Your Contract is a replacement of another insurance or annuity contract, You may return the Contract within 20 days from the date You received it.
Massachusetts	All contracts are issued on a unisex basis	All contracts are issued on a unisex basis.
	Purchase – Right to Examine and Cancel	If Your Contract is a replacement of another insurance or annuity contract, You may return the Contract within 20 days from the date You received it.
	Nursing Home Waiver	The nursing home waiver is not available in the state of Massachusetts.
	Terminal Illness Waiver	The reference the “Terminal Illness Waiver” provision is replaced with the reference to “Waiver of surrender charges in the event of total and permanent disability".
Maryland	Purchase – Right to Examine and Cancel
If Your Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 30 days from the
date You received it.
If You cancel a non-IRA contract, upon such
cancellation We will refund all purchase
payments which You have paid less any
payments We have made to You.

Michigan	Purchase – Right to Examine and Cancel	If Your Contract is a replacement of another insurance or annuity contract, You may return the Contract within 10 days from the date You received it.
Montana	Interest on death claims provision
Payment of the death benefit will be made
within 60 Days from the date We receive
due proof of death. If the payment is
delayed more than 30 Days from the date
We receive due proof of death, interest will
be paid from the 30th Day to the date of the
payment at a rate of interest not less than
the rate required by Montana law.

State	Feature or Benefit	Variations or Availability
Nebraska	Purchase – Right to Examine and Cancel
If Your Contract is a non-IRA contract and is
not a replacement of another insurance or
annuity contract, upon cancellation We will
refund all purchase payments which You
have paid less any payments We have made
to You.

Interest on death claims provision
Payment of the death benefit will be made
within 30 Days from the date We receive
due proof of death. If the payment is
delayed more than 30 Days from the date
We receive due proof of death, interest will
be paid from the 30th Day to the date of the
payment at a rate of interest not less than
the rate required by Nebraska law.

New Jersey	Terminal Illness Diagnosis
The first sentence in the second paragraph
in the “Contract Fees, Charges and Value
Adjustments - Contingent events” section is
replaced with the following:

Surrenders You make if You are diagnosed
with a medical condition that with
reasonable medical certainty will result in
death within 12 months or less from the
date of the diagnosis.

North Dakota	Purchase – Right to Examine and Cancel
You may return the Contract within 20 days
from the date You received it. If Your
Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 20 days from the
date You received it.

Interest on death claims provision
Interest will be paid on the death benefit
from the date of death until the date of the
lump sum payment or election of an Annuity
Payment plan at a rate of interest not less
than that required by law.

Oklahoma	Purchase – Right to Examine and Cancel	If Your Contract is a replacement of another insurance or annuity contract, You may return the Contract within 20 days from the date You received it.
Pennsylvania	Purchase – Right to Examine and Cancel
If You cancel this contract, upon
cancellation We will refund the greater of all
purchase payments which You have paid
less any payments We have made or the
contract value as of the business day We
receive the contract.If this contract is
intended to replace an existing contract,
Your right to examine this contract is 20
Days. If the existing contract was issued by
Us, Your right to examine this contract is
extended to 45 Days.

Rhode Island	Purchase – Right to Examine and Cancel
You may return the Contract within 20 days
from the date You received it. If Your
Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 30 days from the
date You received it.

Interest on death claims provision
Interest will be paid on the death benefit
from the date of death until the date of the
lump sum payment or election of an Annuity
Payment plan at a rate of interest not less
than that required by law.

State	Feature or Benefit	Variations or Availability
Tennessee	Purchase – Right to Examine and Cancel	If Your Contract is a replacement of another insurance or annuity contract, You may return the Contract within 20 days from the date You received it.
Texas	Purchase – Right to Examine and Cancel
You may return the Contract within 20 days
from the date You received it. If Your
Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 30 days from the
date You received it.

Terminal Illness Diagnosis provision
The first sentence in the second bullet in
the “Contingent Event” section is replaced
with the following:

Surrenders You make if You are diagnosed
on or after the Contract Date with a medical
condition that with reasonable medical
certainty will result in death within 12
months or less from the date of the
diagnosis.

Utah	Contract Fees, Charges and Value Adjustments – Optional Death Benefit Charges: - Return of Purchase Payment (ROPP) Rider Benefit Charges - MAV Death Benefit Rider Charges
We pro-rate this charge among the Indexed
Accounts, but not the Interim Account, in
the same proportion Your interest in each
account bears to Your total Contract Value in
the Indexed Accounts on Your Contract
Anniversary.

Washington	Purchase – Right to Examine and Cancel
If Your Contract is a replacement of another
insurance or annuity contract, You may
return the Contract within 20 days from the
date You received it.

If You cancel a non-IRA contract, upon such
cancellation We will refund all purchase
payments which You have paid less any
payments We have made to You.

Terminal Illness Diagnosis
The first sentence in the second bullet in
the “Contingent Event” section is replaced
with the following:

Surrenders You make if You are diagnosed
in the second or later Contract Years with a
medical condition that with reasonable
medical certainty will result in death within
24 months or less from the date of the
diagnosis.

Wyoming	Interest on death claims provision
Payment of the death benefit will be made
within 45 Days from the date We receive
due proof of death. Interest will be paid on
the death benefit from the date of death
until the date of the lump sum payment or
election of an Annuity Payment plan at a
rate of interest not less than that required
by law.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.
SUP9119-0005_ (07/24)